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                                                                     EXHIBIT 2.1

                       PLAN OF DISTRIBUTION OF JMXI, INC.

                  This Plan of Distribution of JMXI, Inc., a dissolved Delaware corporation (the "CORPORATION"), is dated as of May 1, 2003.

                  WHEREAS, the Corporation filed with the Secretary of State of the State of Delaware on May 1, 2003, a certificate of voluntary dissolution pursuant to Section 275 of the General Corporation Law of the State of Delaware (the "DGCL");

                  WHEREAS, the Corporation desires to make provisions to satisfy the requirements of Section 281(b) of the DGCL and, in connection therewith, to preserve the Assets of the Corporation and to provide for a fair, orderly, and equitable distribution of the Corporation's Assets to current and future claimants and to make liquidating distributions to the stockholders of the Corporation;

                  WHEREAS, the Plan provides, among other things, for the establishment of a liquidating trust to which all Assets of the Corporation (other than those that have been previously distributed to the stockholders of the Corporation pursuant to this Plan) will be transferred, assigned and conveyed for the benefit of the stockholders of the Corporation;

                  WHEREAS, on the Effective Date, the Corporation will (i) transfer to the Trust the Assets and (ii) cause the Trust to assume all of the Liabilities of the Corporation;

                  NOW, THEREFORE, the Corporation adopts the following Plan of
Distribution:

                                    ARTICLE I
                                   DEFINITIONS

                  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

                  1.1. "ASCERTAINABLE LIABILITIES" means (i) any claims (excluding any Litigation Liabilities), of which the Liquidating Trustee has actual knowledge or which become known to the Liquidating Trustee, which have been asserted in writing, or otherwise overtly asserted or identified as claims against the Trust Estate, including all Trustees' expenses and fees and those Trust Property Liabilities listed on SCHEDULE F of the Trust Agreement or (ii) any future claims that have not yet arisen or have not been made known to the Liquidating Trustee, but that, based on facts known to the Liquidating Trustee, are likely to arise or to become known within ten (10) years after the date hereof.

                  1.2. "ASSETS" means all of the rights, titles, benefits and interest of the Corporation in and to (i) the subsidiaries listed on SCHEDULE C of the Trust Agreement, (ii) sub-lease payments, properties and other assets listed on SCHEDULE A of the Trust Agreement, together with (iii) all other assets, properties, claims and rights of the Corporation of whatever kind or character and wheresoever situated to which the Corporation would otherwise have been entitled to before or after the Effective Date, excluding the distributions made to the Corporation's shareholders prior to the Effective Date.

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                  1.3.     "BENEFICIARIES" means the Corporation stockholders
who shall have received appropriate Beneficiary's Percentage Interests in the Trust upon the Effective Date.

                  1.4. "BENEFICIARY'S PERCENTAGE INTERESTS" shall have the meaning set forth in Section 5.2 hereof.

                  1.5. "CODE" means the Internal Revenue Code of 1986, as amended to date.

                  1.6. "CORPORATION" means JMXI, Inc., a dissolved Delaware corporation.

                  1.7. "DELAWARE TRUSTEE" means Wells Fargo Delaware Trust Company, not in its individual capacity, but solely as a trustee for the Trust.

                  1.8. "EFFECTIVE DATE" means May 1, 2003, the date on which the Corporation will transfer Assets and Liabilities to the Trust and distribute the Beneficiary's Percentage Interests to the Beneficiaries.

                  1.9. "FINAL LIABILITIES" means (i) Ascertainable Liabilities (including any Trust Property Liabilities and any expenses and fees of the Trustees) which the Liquidating Trustee determines shall be accepted or settled and paid out from the Trust Estate in accordance with the procedures set forth in the Trust Agreement; (ii) Litigation Liabilities which are evidenced by any final non-appealable judgments, orders or decrees; stipulations or other agreements (including any binding arbitration awards) that have the effect of any such final judgments, orders or decrees and (iii) Litigation Liabilities which the Liquidating Trustee determines shall be accepted or settled and paid out from the Trust Estate in accordance with the procedures set forth in the Trust Agreement.

                  1.10. "INITIAL LIQUIDATING DISTRIBUTION" has the meaning set forth in Section 3.1 hereof.

                  1.11. "LIABILITIES" means any unsatisfied debts, claims, judgments, decrees, suits or other payment obligations, whether contingent or fixed, acknowledged or disputed as to validity, or identified or asserted prior to or after the Effective Date related to (i) Ascertainable Liabilities (including Trust Property Liabilities and expenses and fees of the Trustees);
(ii) Litigation Liabilities and (iii) Final Liabilities.

                  1.12. "LIQUIDATING TRUSTEE" means Wells Fargo Bank Minnesota, National Association, not in its individual capacity but solely in its capacity as a trustee of the Trust, and any successor to Wells Fargo Bank Minnesota, National Association as a Liquidating Trustee of the Trust.

                  1.13. "LITIGATION LIABILITIES" means (i) claims which involve any legal action or proceeding for which the Delaware Trustee or the Liquidating Trustee receives service of process; (ii) any pending claims with respect to litigation of which the Corporation is aware of on the Effective Date as listed on SCHEDULE E of the Trust Agreement or (iii) any future claims with respect to litigation that have not yet arisen or have not been made known to the Liquidating Trustee, but that, based on facts known to the Liquidating Trustee, are likely to arise or to become known within ten (10) years after the date hereof.

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                  1.14.    "PERSON" means an individual, partnership,
corporation, trust, estate, association, or any other entity.

                  1.15.    "PLAN" means this Plan of Distribution.

                  1.16. "PROTECTED PARTY" means any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person is or was an officer or director of the Corporation.

                  1.17. "TRUST" means the JMXI Liquidating Trust established pursuant to the Trust Agreement.

                  1.18. "TRUST AGREEMENT" means the JMXI Liquidating Trust Agreement in substantially the form attached hereto as Exhibit A, with such modifications as may be approved by the Board of Directors of the Corporation prior to the execution of the Trust Agreement.

                  1.19. "TRUST ESTATE" means rights to all Assets transferred and delivered by the Corporation to the Trust and held by the Trust from time to time.

                  1.20. "TRUST PROPERTY LIABILITIES" means the liabilities listed on SCHEDULE F of the Trust Agreement (whether such liabilities are or will be absolute, accrued, asserted or unasserted, fixed, contingent or otherwise) of the Corporation arising out of (i) all lease agreements entered into by the Corporation prior to the Effective Date; (ii) the ownership by the Corporation of the Assets or (iii) any other liabilities arising out of the conduct by the Corporation of the activities in which it engaged prior to the adoption of this Plan.

                                   ARTICLE II
    ASSETS OF THE CORPORATION AND ESTABLISHMENT OF THE JMXI LIQUIDATING TRUST

         2.1      (a)      On the Effective Date, the Corporation, the
Liquidating Trustee, and the Delaware Trustee shall execute and deliver the Trust Agreement thereby establishing the Trust.

                  (b) On the Effective Date, in full satisfaction and discharge of the Corporation's obligations with respect to its Liabilities, the Corporation shall assign, transfer and convey unto the Trust all of its right, title, benefits and interest in and to the Assets. On the Effective Date, the Liquidating Trustee shall agree to be bound by the terms and provisions of the Trust Agreement and to satisfy on behalf of the Trust, in accordance with the terms of the Trust Agreement, all Liabilities, and the Corporation shall have no further financial or other responsibility with respect thereto.

         2.2 All of the Corporation's right, title, and interest in and to all of the Assets, and excepting for these purposes the amount of the Initial Liquidating Distribution, shall be held by the Corporation or by the Trust, as the case may be, for the benefit of Beneficiaries of the Trust.

         2.3 All Liabilities of the Corporation shall be satisfied prior to the Effective Date by the Corporation in accordance with the terms of this Plan or, on and after the Effective

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Date, shall be satisfied by the Trust Estate as administered by the Liquidating
Trustee in accordance with the Trust Agreement.

         2.4 Following the Effective Date, the Corporation shall continue as a body corporate until the expiration of the period set forth in Section 278 of the DGCL with respect to the continued existence of the Corporation as a body corporate following its dissolution; provided, however, that on and subsequent to the Effective Date, the Liquidating Trustee shall make all decisions with respect to the administration of the Trust and the payment of all obligations of the Corporation, and shall make all decisions with respect to actions, suits, or proceedings involving the Corporation or the Trust, and shall satisfy all judgments, orders, and decrees arising therefrom in accordance with the terms of the Trust Agreement, and neither the Corporation, nor its directors or officers shall have further financial or other responsibility therefor. The Liquidating Trustee shall be authorized to engage Robert Becker and Jon Anderson as independent consultants to the Trust and Corporation who will provide advice, guidance, and administrative assistance relating to all aspects of the administration of the Trust (as the Liquidating Trustee deems appropriate).

                                   ARTICLE III
                        INITIAL LIQUIDATING DISTRIBUTION

         3.1 Immediately prior to the Effective Date, the Corporation shall make an initial liquidating distribution to the stockholders of the Corporation in the aggregate amount of $0.10 per share (the "INITIAL LIQUIDATING DISTRIBUTION"). The Initial Liquidating Distribution will not reduce the Assets of the Corporation below the amount reasonably expected by the Corporation to be sufficient for the satisfaction of all of its Liabilities outstanding on the Effective Date.

         3.2 Except as set forth in Section 8.2 hereof, the Initial Liquidating Distribution shall be made ratably to stockholders of record as of the close of business on the Effective Date.

         3.3 The Initial Liquidating Distribution shall be made by the Corporation (with or without the assistance of a transfer agent) by first class mail, postage prepaid, except with respect to any distribution of One Hundred Dollars ($100) or more to a stockholder, in which case the officers of the Corporation shall have discretion to direct that such Initial Liquidating Distribution be made by certified or registered mail, return receipt requested, or by such other means as such officers deem appropriate. The Initial Liquidating Distribution shall be addressed to each stockholder of record at such stockholder's address as it appears on the books of the Corporation.

                                   ARTICLE IV
                    PROVISION FOR AND PAYMENT OF LIABILITIES

         4.1 Prior to the Effective Date, the Corporation shall be responsible for payment of all of its Final Liabilities from such reserves that the Corporation has established for such payments in accordance with the Trust Agreement.

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         4.2      After the Effective Date, all payments with respect to
Liabilities of the Corporation shall be made out of the Trust Estate and nothing herein shall be deemed to establish an exclusive fund out of which any particular type of obligation is required to be paid. All payments by the Trust shall be made from principal or income or both as determined by the Liquidating Trustee in accordance with the Trust Agreement.

         4.3 On and after the Effective Date, the Liquidating Trustee shall pay holders of all Final Liabilities in accordance with the Trust Agreement.

                                    ARTICLE V
            CANCELLATION OF CERTIFICATES AND BENEFICIARIES OF TRUST;
               DISTRIBUTION OF BENEFICIARY'S PERCENTAGE INTERESTS

         5.1 At the close of business on the Effective Date, (a) all certificates evidencing the outstanding capital stock of the Corporation shall be deemed canceled and the holders thereof shall have no further rights with respect to the Assets of the Corporation other than the right as Beneficiaries of the Trust, in accordance with and subject to the Trust Agreement, to receive liquidating distributions, if any; and (b) no further transfers of stock of the Corporation shall be registered on the stock books of the Corporation (except for those occurring by will, by intestate succession, or by operation of law as evidenced by such proof as the Corporation or the Trust, as the case may be, shall reasonably require). The Corporation shall provide written notice to stockholders of record prior to the Effective Date of the adoption of the Plan, the cancellation of the outstanding shares of the Corporation, and the closing of the stock books.

         5.2 On the Effective Date, the Corporation shall allocate to each stockholder of the Corporation a percentage of the Trust; such percentage to be based on dividing the aggregate number of shares of Common Stock of the Corporation held by each stockholder of the Corporation on the Effective Date by the aggregate number of issued and outstanding shares of common stock held by all stockholders of the Corporation and multiplying the result by one hundred ("BENEFICIARY'S PERCENTAGE INTERESTS").

                                   ARTICLE VI
                                 ADMINISTRATION

         6.1 Prior to the Effective Date, the Corporation shall be responsible for the administration, management, and distribution of the Assets in accordance with the terms of this Plan.

         6.2 Prior to the Effective Date, the Corporation shall timely file such income tax and other returns and statements as may be required to comply with applicable provisions of the Internal Revenue Code and of any state law and any regulations promulgated thereunder.

         6.3 Prior to the Effective Date, the directors of the Corporation shall be entitled to compensation on the same terms as to which such directors received compensation in the past or on such other terms as may be approved by the Board of Directors of the Corporation prior to the Effective Date. In addition to such compensation, the directors of the Corporation

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shall be entitled to reimbursement out of the Corporation's Assets for all reasonable out-of-pocket expenses incurred by them in connection with such director's duties or the winding-up of the Corporation's affairs or the consummation of the transactions contemplated herein.

         6.4 From and after the Effective Date, the Assets held by the Liquidating Trustee on behalf of the Trust shall be administered, managed, invested and distributed in accordance with the Trust Agreement.

         6.5 (a) Prior to the Effective Date, the Corporation shall indemnify out of the Assets of the Corporation any Protected Party against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement or otherwise actually or reasonably incurred by such Protected Party in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action or suit by or in the right of the Corporation) if such Protected Party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Protected Party did not act in good faith and in a manner that such Protected Party reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (b) Prior to the Effective Date, the Corporation shall indemnify out of the Assets of the Corporation any Protected Party against expenses (including attorneys' fees) actually and reasonably incurred by such Protected Party in connection with the defense or settlement of any action or suit by or in the right of the Corporation to procure a judgment in its favor if such Protected Party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue, or matter as to which such Protected Party shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that a court of competent jurisdiction (including the court in which such action or suit was brought) shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such Protected Party is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

         (c) To the extent that a Protected Party has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subparagraphs (a) and (b), or in the defense of any claim, issue, or matter therein, such Protected Party shall be indemnified by the Corporation out of the Assets of the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         (d) Unless ordered by a court of competent jurisdiction, any permissive indemnification under subparagraphs (a) and (b) shall be made prior to the Effective Date, by the Corporation only upon a determination that the indemnification of the Protected Party in question is proper in the circumstances because he or she has met the applicable standards of

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conduct set forth in subparagraphs (a) and (b). Such determination shall be made by independent legal counsel in a written opinion.

         (e) Expenses (including attorneys' fees) reasonably incurred by a Protected Party in defending a civil, criminal, administrative, or investigative action, suit, or proceeding prior to the Effective Date may be paid by the Corporation out of the Assets in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Protected Party in question to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized by this Section.

         (f) The indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which any Protected Party may otherwise be entitled, and shall continue as to a Person who has ceased to be a Protected Party and shall inure to the benefit of the heirs, executors, administrators, and successors of such Protected Party.

         (g) Notwithstanding anything herein to the contrary, any claim for indemnification or the advancement of expenses by a current or former director or officer of the Corporation pursuant to the terms of the Corporation's certificate of incorporation, the Corporation's bylaws, any agreement between such director or officer and the Corporation, or Section 145 of the DGCL, which claim arises by reason of any transaction, event, occurrence, action, inaction, or decision occurring on or before the Effective Date or by reason of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative arising by reason of such transaction, event, occurrence, action, inaction, or decision, shall be treated as Liabilities under this Plan and shall be governed by the Corporation's certificate of incorporation, the Corporation's bylaws, the agreement between such officer or director and the Corporation, and/or Section 145 of the DGCL.

                                   ARTICLE VII
                   MISSING AND UNLOCATED STOCKHOLDERS' ACCOUNT

         7.1 In the event that any funds distributed to the stockholders of the Corporation in connection with the Initial Liquidating Distribution are returned to the Corporation or the Liquidating Trustee (or the Corporation's transfer agent) by reason of the fact that the Corporation has no valid, current address for one or more of such stockholders of the Corporation, or one or more of such stockholders of the Corporation are otherwise missing and unlocatable, such funds shall be deposited in one or more separate, segregated, interest-bearing accounts, designated as the Missing and Unlocated Stockholders' Accounts, and held for the benefit of such missing or unlocated stockholders of the Corporation by Wells Fargo Bank Minnesota, National Association as custodian of such accounts. Upon termination of the Plan, any unclaimed amounts remaining in the Missing and Unlocated Stockholders' Accounts shall escheat to the State of Delaware.

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         7.2      The Corporation shall maintain a list of the name and last known address of each stockholder of the Corporation who is missing and the Corporation is unable to locate, together with the number of shares held of record by such stockholder of the Corporation.

                                  ARTICLE VIII
                      TERMINATION OF THE PLAN; WITHHOLDING

         8.1 This Plan shall terminate three years after the Effective Date, or at such later time as set forth in the Trust Agreement.

         8.2 All amounts required to be withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to the Initial Liquidating Distribution shall be treated as amounts paid or distributed to the stockholders of the Corporation with respect to such amounts as were withheld pursuant to this Section 8.2 for all purposes of this Plan. The Corporation shall be authorized to withhold from any such distributions or payments, as the case may be, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law and shall reduce by the amount thereof the otherwise pro rata distribution to the stockholder with respect to which such amount was withheld.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 The headings used in this Plan are inserted for convenience of reference only and neither constitute a portion of the Plan nor in any manner effect the construction of the provisions of the Plan.

         9.2 The rights, duties, and obligations arising under the Plan and all questions relating to the validity or construction of this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

         9.3 This Plan may be modified, supplemented, or amended at any time prior to the Effective Date by the Corporation and after the Effective Date by mutual agreement, in writing, of the Liquidating Trustee on behalf of the Trust and the Corporation; provided, however, that following the expiration of the period set forth in Section 278 of the DGCL with respect to the continuing existence of the Corporation as a body corporate following its dissolution, the assent of the Corporation to any such modification, supplement, or amendment shall be made only by action of a trustee or receiver of and for the Corporation appointed by the Court of Chancery of the State of Delaware, pursuant to Section 279 of the DGCL or any successor provision.

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